                                                                    EXHIBIT 99.1

INVESTOR CONTACT:                                          PRESS CONTACT:
Blair Christie                                             Abby Smith
(408) 525-4856                                             (408) 525-8548
blchrist@cisco.com                                         absmith@cisco.com



                  CISCO SYSTEMS REPORTS THIRD QUARTER EARNINGS

         SAN JOSE, California -- May 8, 2001 -- Cisco Systems, Inc., the worldwide leader in networking for the Internet, today reported its third quarter results for the period ending April 28, 2001.

         Net sales for the third quarter of fiscal 2001 were $4.73 billion, compared with $4.93 billion for the same period last year, a decrease of 4%. Pro forma net income, which excludes the effects of acquisition charges, payroll tax on stock option exercises, restructuring costs and other special charges, an excess inventory charge, and net gains realized on minority investments, was $230 million or $0.03 per share for the third quarter of fiscal 2001, compared with pro forma net income of $1.0 billion or $0.13 per share for the third quarter of fiscal 2000, decreases of 77% and 77%, respectively.

         During the third quarter of fiscal 2001, Cisco completed the acquisitions of Active Voice Corporation, Radiata, Inc., and ExiO Communications, Inc. for a combined purchase price, including assumed liabilities, of approximately $621 million and took a one-time charge of $109 million, or approximately $0.01 per share on an after-tax basis, as a write-off of in-process R&D. In addition, the Company announced a program to reduce its workforce, consolidate excess facilities, and restructure certain business functions. As a result of the restructuring program and a decline in forecasted revenue, the Company recorded restructuring costs and other special charges of $1.17 billion and an excess inventory charge of $2.2 billion.

         Actual net loss for the third quarter of fiscal 2001 was $2.69 billion or $0.37 per share, compared with actual net income of $641 million or $0.08 per share for the same period last year.

         Net sales for the first nine months of fiscal 2001 were $17.99 billion, compared with $13.21 billion for the first nine months of fiscal 2000, an increase of 36%. Pro forma net income was $2.92 billion or $0.39 per share for the first nine months of fiscal 2001, compared with pro forma net income of $2.72 billion or $0.37 per share for the first nine months of fiscal 2000, increases of 8% and 5%, respectively.

         Actual net loss for the first nine months of fiscal 2001 was $1.02 billion or $0.14 per share, compared with actual net income of $1.87 billion or $0.25 per share for the first nine months of fiscal 2000.

         "The first four months of 2001 were extremely challenging as we went from year-over-year bookings in excess of 70% in November, to 30% negative growth within a span of several months. This may be the fastest deceleration any company of our size has ever experienced," said John Chambers, president and CEO of Cisco Systems. "We believe that the challenges we face are primarily based on macro-economic and capital spending issues, although there is always room for improvement in our own operations. We believe the strong will get stronger while the economy rapidly goes through peaks and valleys of change. All of this better positions Cisco to lead, if we execute effectively, as the Internet and the associated applications continue to drive the Internet economy."

         Cisco continues to deliver best of breed products across an end-to-end architecture in each of its key markets to make its customers successful.

         In the service provider marketplace, Cisco continued to advance its IP leadership and expertise by delivering best in breed products and acting as preferred partner to service provider customers, enabling them to build data services that drive new revenue opportunities. Demonstrating continued optical momentum in the service provider market, Cisco gained the number one market share position in the OC-48 SONET equipment segment and extended its leadership in the IP+Optical market with the introduction of the Cisco7600 Optical Services Router and the Cisco ONG 15200 Metro DWDM Solution. On the IP side, Cisco added scalable virtual private network (VPN) capabilities to the Cisco 10000 Edge Routing platform and shipped 10,000 ports of dynamic packet transport technology to over 150 customers. Cisco was also selected to provide the core IP technology for Global Crossing, El Paso Global Networks, China Net, and Telia. The company was also chosen to provide optical networking technology to Cogent, Touch America and Avista and content networking solutions to Qwest.

         In the enterprise market, Cisco continued to gain momentum with Cisco AVVID (Architecture for Voice, Video and Integrated Data), which provides the intelligent technology foundation for today's Internet business solutions. Further delivering on the promise of this standards-based architectural approach, the company announced the Cisco AVVID Partner Program, with 128 partners delivering security and VPN, network management, IP telephony, and storage services on the Cisco AVVID infrastructure. The company also introduced the Cisco ONS 15540 Extended Services Platform, a metropolitan dense wave division multiplexing (DWDM) product designed for high-end networking applications in both enterprise and service provider environments. Backed by a full initiative comprising key storage industry partners, Cisco entered the storage networking market with the introduction of the world's first available small computer systems interface over IP (iSCSI) networking platform, the Cisco SN 5420 Storage Router. Further demonstrating the company's leadership and commitment to innovation in the Voice over IP (VoIP) market, seven new IP telephony products were unveiled. These VoIP products provide increased personal productivity, reduced operational costs and business flexibility for corporate and branch office locations. Cisco continues to see new customer adoption of its IP telephony solution, including an 11,000 seat contract with Swinburne University in Australia, as well as deals with the State of Connecticut and the University of Arkansas at Pinebluff.

         In the commercial space, Cisco continued its commitment to helping small and medium-sized businesses achieve their full potential through the use of the Internet. Cisco launched its Long-Reach Ethernet (LRE) technology, a high-performance broadband solution for multi unit buildings unable to deploy structured cabling. Cisco also announced a strategic relationship with Starwood Hotels & Resorts Worldwide, Inc. to deliver secure, high-speed Internet access and next-generation services to hotel guests and employees through its LRE technology over their hotel's existing telephone wires. Cisco announced its collaboration with Microsoft to develop and deploy the first enterprise authentication and security architecture on its 802.11 wireless LAN infrastructure. Cisco also demonstrated the scalability of its Cisco Aironet(R) Wireless Networking Solution through its largest wireless LAN deployment at Microsoft, a key strategic partner. Microsoft now has about 3,000 access points throughout its campuses with approximately 7,000 employees using wireless LAN cards in their laptops. The Cisco Aironet Wireless LAN Solution won several awards, including Network World's World Class Award. Several Cisco customers moved to wireless LAN technology including many in the higher education market such as Harvard University, Dartmouth College, and Howard University, and also in the health care market such as Children's Hospital in Milwaukee and Ochsner Medical Institute and Ochsner Clinic and Hospital in New Orleans.

         "What we have clearly seen over the last several years is the speed at which this new economy can move in both directions. Changes that used to take place over multiple quarters, or even over years, now take place within months. It is also now clear to us that the peaks in this new economy will be much higher and the valleys will be much lower, and the movement between these peaks and valleys will be much faster. We are now in a valley much deeper than any of us anticipated and we believe the basic issues are macro-economic and capital spending related. We also believe that the long-term outlook for this new economy and the role that the Internet and Cisco play in this new economy has not changed, " concluded Chambers.

         Cisco will be discussing its third quarter results, along with its outlook for the remainder of fiscal 2001, on a conference call today, beginning at 1:45 p.m. PST. A Web cast of the conference call will be available to all interested parties on the Cisco Web site at www.cisco.com under the "Investor Relations" section.

ABOUT CISCO SYSTEMS

         Cisco Systems, Inc., (NASDAQ: CSCO) is the worldwide leader in networking for the Internet. News and information are available at www.cisco.com.


                                      # # #

This release contains projections and other forward-looking statements regarding future events and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Cisco with the SEC, specifically the most recent reports on Form 10-K, 8-K, and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including risks associated with business and economic conditions and growth in the networking industry in various geographic regions; global economic conditions; overall information technology spending, especially service provider capital spending in the data or IP segments; variations in customer demand for products and services; the ability to successfully restructure existing businesses; the timing of orders and manufacturing lead times; changes in customer order patterns; insufficient, excess or obsolete inventory; variations in sales channels, product costs, or mix of products sold; the ability to successfully reduce overhead and manage expenses; the ability to successfully integrate and operate acquired businesses and technologies; increased competition in the networking industry; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; the trend towards sales of integrated network solutions; manufacturing and sourcing risks; Internet infrastructure and regulation; international operations, the timing and amount of employer payroll tax to be paid on employees' gains on stock options exercised; litigation involving patents, intellectual property, antitrust and other matters; stock price volatility; financial risk management; and potential volatility in operating results, among others. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco's most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time. Cisco's results of operations for the three and nine months ended April 28, 2001 are not necessarily indicative of Cisco's operating results for the full fiscal year or any future periods.

Cisco, Cisco Systems, Aironet, and the Cisco Systems logo are registered trademarks of Cisco Systems, Inc. or its affiliates in the U.S. and certain other countries. All other brands, names, or trademarks mentioned in this document or Web site are the property of their respective owners. Copyright 2001 Cisco Systems, Inc. All rights reserved.

                               Cisco Systems, Inc.
                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                (SEE PRO FORMA ADJUSTMENTS LISTED IN TABLE BELOW)
                     (In millions, except per-share amounts)



                                                                            Three Months Ended          Nine Months Ended
                                                                          ----------------------------------------------------
                                                                          April 28,     April 29,     April 28,      April 29,
                                                                            2001          2000          2001           2000
                                                                          ---------     --------     ----------     ----------
                                                                         (Unaudited)   (Unaudited)   (Unaudited)    (Unaudited)
NET SALES                                                                 $ 4,728       $ 4,933       $ 17,995       $ 13,208
Cost of sales                                                               2,151         1,761          7,110          4,688
                                                                          -------       -------       --------       --------

   GROSS MARGIN                                                             2,577         3,172         10,885          8,520

Operating expenses:
   Research and development                                                   970           717          2,885          1,860
   Sales and marketing                                                      1,333         1,024          4,102          2,775
   General and administrative                                                 191           154            578            388
                                                                          -------       -------       --------       --------
       Total operating expenses                                             2,494         1,895          7,565          5,023
                                                                          -------       -------       --------       --------

OPERATING INCOME                                                               83         1,277          3,320          3,497

Interest and other income, net                                                236           158            741            380
                                                                          -------       -------       --------       --------

INCOME BEFORE PROVISION
   FOR INCOME TAXES                                                           319         1,435          4,061          3,877
Provision for income taxes                                                     89           430          1,138          1,161
                                                                          -------       -------       --------       --------

   NET INCOME                                                             $   230       $ 1,005       $  2,923       $  2,716
                                                                          =======       =======       ========       ========

Net income per share--basic                                               $  0.03       $  0.14       $   0.41       $   0.39
                                                                          =======       =======       ========       ========

Net income per share--diluted                                             $  0.03       $  0.13       $   0.39       $   0.37
                                                                          =======       =======       ========       ========

Shares used in per-share calculation--basic                                 7,251         7,036          7,170          6,927
                                                                          =======       =======       ========       ========

Shares used in per-share calculation--diluted                               7,486         7,548          7,552          7,408
                                                                          =======       =======       ========       ========


THE PRO FORMA AMOUNTS HAVE BEEN ADJUSTED TO ELIMINATE THE FOLLOWING:
In-process research and development                                       $   109       $   488       $    855       $    912
Payroll tax on stock option exercises                                          10            25             50             25
Acquisition-related costs                                                      --            --             --             25
Amortization of goodwill and
   other acquisitions-related charges                                         346            51            863            122
Net gains realized on minority investments                                     --          (156)          (190)          (187)
Restructuring costs and other special charges                               1,170            --          1,170             --
Excess inventory charge                                                     2,249            --          2,249             --
Income tax effect                                                            (961)          (44)        (1,053)           (53)
                                                                          -------       -------       --------       --------
                                                                          $ 2,923       $   364       $  3,944       $    844
                                                                          =======       =======       ========       ========

                               Cisco Systems, Inc.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In millions, except per-share amounts)

                                                       Three Months Ended          Nine Months Ended
                                                      ---------------------------------------------------
                                                       April 28,    April 29,    April 28,     April 29,
                                                         2001         2000         2001          2000
                                                      ---------     ---------   -----------   -----------
                                                     (Unaudited)   (Unaudited)  (Unaudited)   (Unaudited)
NET SALES                                              $ 4,728       $4,933      $ 17,995       $13,208
Cost of sales                                            4,400        1,761         9,359         4,688
                                                       -------       ------      --------       -------

   GROSS MARGIN                                            328        3,172         8,636         8,520

Operating expenses:
   Research and development                                970          717         2,885         1,860
   Sales and marketing                                   1,333        1,024         4,102         2,775
   General and administrative                              191          154           578           413
   Restructuring costs and other special charges         1,170           --         1,170            --
   Payroll tax on stock option exercises                    10           25            50            25
   Amortization of goodwill and
      other acquisition-related charges                    346           51           863           122
   In-process research and development                     109          488           855           912
                                                       -------       ------      --------       -------
       Total operating expenses                          4,129        2,459        10,503         6,107
                                                       -------       ------      --------       -------

OPERATING INCOME (LOSS)                                 (3,801)         713        (1,867)        2,413

Net gains realized on minority investments                  --          156           190           187
Interest and other income, net                             236          158           741           380
                                                       -------       ------      --------       -------

INCOME (LOSS) BEFORE PROVISION
   FOR (BENEFIT FROM) INCOME TAXES                      (3,565)       1,027          (936)        2,980
Provision for (benefit from) income taxes                 (872)         386            85         1,108
                                                       -------       ------      --------       -------

   NET INCOME (LOSS)                                   $(2,693)      $  641      $ (1,021)      $ 1,872
                                                       =======       ======      ========       =======

Net income (loss) per share--basic                     $ (0.37)      $ 0.09      $  (0.14)      $  0.27
                                                       =======       ======      ========       =======

Net income (loss) per share--diluted                   $ (0.37)      $ 0.08      $  (0.14)      $  0.25
                                                       =======       ======      ========       =======

Shares used in per-share calculation--basic              7,251        7,036         7,170         6,927
                                                       =======       ======      ========       =======

Shares used in per-share calculation--diluted (1)        7,251        7,548         7,170         7,408
                                                       =======       ======      ========       =======

Note 1: Net loss per share--diluted for the three and nine months ended April 28, 2001 is computed using the weighted-average number of common shares outstanding during the period and excludes common-equivalent shares as they are anti-dilutive.

                               Cisco Systems, Inc.
                           CONSOLIDATED BALANCE SHEETS
                                  (In millions)


                                                                   April 28,    July 29,
                                                                     2001        2000
                                                                   ---------    --------
                                                                  (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                        $ 5,102      $ 4,234
   Short-term investments                                             1,098        1,291
   Accounts receivable, net of allowance for doubtful accounts
    of $150 at April 28, 2001 and $43 at July 29, 2000                1,983        2,299
   Inventories, net                                                   1,913        1,232
   Deferred tax assets                                                  950        1,091
   Lease receivables                                                    488          588
   Prepaid expenses and other current assets                            542          375
                                                                    -------      -------

     Total current assets                                            12,076       11,110

Investments                                                           9,936       13,688
Restricted investments                                                1,211        1,286
Property and equipment, net                                           2,410        1,426
Goodwill and purchased intangible assets, net                         4,955        4,087
Lease receivables                                                       403          527
Other assets                                                          2,799          746
                                                                    -------      -------

     TOTAL ASSETS                                                   $33,790      $32,870
                                                                    =======      =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                 $   664      $   739
   Income taxes payable                                                 111          233
   Accrued compensation                                               1,206        1,317
   Deferred revenue                                                   2,585        1,386
   Other accrued liabilities                                          2,441        1,521
   Restructuring liabilities                                            668           --
                                                                    -------      -------

     Total current liabilities                                        7,675        5,196

Deferred tax liabilities                                                 --        1,132
Minority interest                                                        22           45

Shareholders' equity                                                 26,093       26,497
                                                                    -------      -------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $33,790      $32,870
                                                                    =======      =======